Exhibit 99.3

THE AES CORPORATION AND DPL INC.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

On November 28, 2011, AES completed its acquisition of 100% of the common stock of DPL Inc. (“DPL”), the parent company of Dayton Power & Light Company (“DP&L”), a utility company based in Ohio, pursuant to the Merger Agreement dated as of April 19, 2011. DPL serves over 500,000 customers in Ohio, primarily West Central Ohio, through its operating subsidiaries DP&L and DPL Energy Resources (“DPLER”). Additionally, DPL operates over 3,800 MW of power generation facilities and provides competitive retail energy services to residential, commercial, industrial and governmental customers. As part of the Acquisition, Dolphin Subsidiary II, Inc., a direct wholly-owned subsidiary of AES (“Merger Sub”) merged with and into DPL, with DPL surviving as a wholly-owned subsidiary of AES.

The Acquisition strengthens AES’ U.S. utility operations by expanding in the Midwest and PJM, a regional transmission organization serving several eastern states as part of the Eastern Interconnection. The Company expects to benefit from the regional scale provided by Indianapolis Power & Light Company, our nearby integrated utility business in Indiana. The Acquisition is aligned with our strategy to grow in select markets while achieving operational efficiencies through greater scale.

AES funded the aggregate purchase consideration of approximately $3.5 billion through a combination of cash on hand (including the proceeds from a $1.05 billion term loan under a senior secured credit facility obtained in May 2011 and $1.0 billion notes issued in June 2011), the proceeds from a private offering in October 2011 of $450 million aggregate principal amount of 6.50% senior notes due 2016 and $800 million aggregate principal amount of 7.25% senior notes due 2021 (collectively, the “Notes”) and temporary borrowings under AES’ existing revolving credit facility.

The pro forma financial information reflecting the Acquisition is provided for informational purposes only. The pro forma information reflects preliminary estimates and assumptions based on information available at the time of preparation, including preliminary fair value estimates of assets and liabilities. The pro forma statements of operations are not necessarily indicative of what the companies’ results of operations actually would have been had the Acquisition been completed at the dates indicated. In addition, the pro forma financial information does not purport to project the future financial position or operating results of AES. The pro forma balance sheet and statements of operations should be read in conjunction with:

•	the accompanying notes to the pro forma condensed combined consolidated financial statements;

•	the consolidated financial statements of AES as of and for the periods ended September 30, 2011 and December 31, 2010 previously filed with the SEC; and

•

the consolidated financial statements of DPL as of and for the periods ended September 30, 2011 and December 31, 2010 previously filed with the SEC and filed herewith as exhibits 99.2 and 99.1, respectively.

THE AES CORPORATION AND DPL INC.

Pro Forma Condensed Combined Consolidated Statement of Operations

(Unaudited)

	Nine Months Ended September 30, 2011
	The AES Corporation	DPL Inc.	Pro Forma Adjustments			Pro Forma Combined Entity
	(in millions, except per share amounts)
Revenue:
Regulated	$7,228	$1,411	$			$8,639
Non-Regulated	5,889	—				5,889

Total revenue	13,117	1,411				14,528

Cost of Sales:
Regulated	(5,435)	(1,131)		12	(b),(c),(d),(e)	(6,554)
Non-Regulated	(4,663)	—				(4,663)

Total cost of sales	(10,098)	(1,131)				(11,217)

Gross margin	3,019	280				3,311

General and administrative expenses	(283)	—		15	(b)	(268)
Interest expense	(1,178)	(51)		(96	)(b),(f)	(1,325)
Interest income	293	—				293
Other income	115	—				115
Asset impairment expense	(196)	—				(196)
Other expense	(251)	(17)				(268)

INCOME FROM CONTINUING OPERATIONS BEFORE TAXES AND EQUITY IN EARNINGS OF AFFILIATES	1,519	212				1,662
Income tax expense	(469)	(70)		22	(g)	(517)
Net equity in earnings of affiliates	12	—				12

INCOME FROM CONTINUING OPERATIONS	1,062	142				1,157
Income from continuing operations attributable to noncontrolling interests	(766)					(766)

Income from continuing operations attributable to The AES Corporation common stockholders, net of tax	$296					$391

Earnings Per Share:
Income from continuing operations attributable to The AES Corporation common stockholders, net of tax
Basic	$0.38					$0.50
Diluted	0.38					0.50
Weighted-average shares of common stock outstanding (in millions):
Basic	783					783
Diluted	787					787

See Notes to Pro Forma Condensed Combined Consolidated Financial Statements.

THE AES CORPORATION AND DPL INC.

Pro Forma Condensed Combined Consolidated Statement of Operations

(Unaudited)

	Year Ended December 31, 2010
	The AES Corporation
	As Filed in June 2011 Form 8-K	Discontinued Operations Note 3 (a)	After Discontinued Operations	DPL Inc.	Pro Forma Adjustments			Pro Forma Combined Entity
	(in millions, except per share amounts)
Revenue:
Regulated	$9,145	$118	$9,027	$1,831	$			$10,858
Non-Regulated	7,036		7,036	—				7,036

Total revenue	16,181	118	16,063	1,831				17,894

Cost of Sales:
Regulated	(6,718)	(59)	(6,659)	(1,327)		(73	)(c),(d),(e)	(8,059)
Non-Regulated	(5,475)		(5,475)	—				(5,475)

Total cost of sales	(12,193)	(59)	(12,134)	(1,327)				(13,534)

Gross margin	3,988	59	3,929	504				4,360

General and administrative expenses	(392)		(392)	—				(392)
Interest expense	(1,506)		(1,506)	(71)		(215	)(f)	(1,792)
Interest income	410	2	408	2				410
Other income	104		104	—				104
Asset impairment expense	(391)		(391)	—				(391)
Other expense	(299)	(1)	(298)	(2)				(300)

INCOME FROM CONTINUING OPERATIONS BEFORE TAXES AND EQUITY IN EARNINGS OF AFFILIATES	1,914	60	1,854	433				1,999
Income tax expense	(596)	(18)	(578)	(143)		99	(g)	(622)
Net equity in earnings of affiliates	183		183	—				183

INCOME FROM CONTINUING OPERATIONS	1,501	42	1,459	290				1,560
noncontrolling interests	(1,006)	(23)	(983)					(983)

Income from continuing operations attributable to The AES Corporation common stockholders, net of tax	$495	$19	$476					$577

Earnings Per Share:
Income from continuing operations attributable to The AES Corporation common stockholders, net of tax
Basic	$0.64							$0.75
Diluted	0.64							0.75
Weighted-average shares of common stock outstanding (in millions):
Basic	769							769
Diluted	774							774

See Notes to Pro Forma Condensed Combined Consolidated Financial Statements.

THE AES CORPORATION AND DPL INC.

Pro Forma Condensed Combined Consolidated Balance Sheet

(Unaudited)

	September 30, 2011
	The AES Corporation	DPL Inc.	Pro Forma Adjustments		Pro Forma Combined Entity
	(in millions)
ASSETS
CURRENT ASSETS
Cash and short-term investments	$5,240	$68	$(2,236	)(o)	$3,072
Accounts receivable, net	2,364	203			2,567
Inventory	668	127	3		798
Other current assets	1,795	85			1,880

Total current assets	10,067	483			8,317

NONCURRENT ASSETS
Property, plant and equipment	30,974	5,508	(3,100	)(h)	33,382
Accumulated depreciation	(9,257)	(2,652)	2,652	(h)	(9,257)
Construction in progress	2,096	119	(45	)(h)	2,170

Property, plant and equipment, net	23,813	2,975			26,295

Goodwill	1,246	—	2,389	(l)	3,635
Intangible assets, net	493	—	259	(i)	752
Other noncurrent assets	5,264	220	91	(j),(k),(m)	5,575

TOTAL ASSETS	$40,883	$3,678			$44,574

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Long-term debt, current portion	$2,174	$—			$2,174
Accounts payable and other liabilities	5,067	225	35	(n)	5,327

Total current liabilities	7,241	225			7,501

LONG-TERM LIABILITIES
Long-term debt	18,704	1,224	1,281	(o)	21,209
Pensions and other post-retirement liabilities	1,310	26	23	(p)	1,359
Other long-term liabilities	3,711	960	(77	)(q),(r),(s),(u)	4,594

Total long-term liabilities	23,725	2,210			27,162

Contingencies and commitments
Cumulative preferred stock of subsidiaries	60	23	(4	)(t)	79
EQUITY
Common stock	8	1	(1	)(t)	8
Additional paid-in capital	8,499	2	(2	)(t)	8,499
Retained earnings	887	1,296	(1,321	)(n),(t)	862
Accumulated other comprehensive loss	(2,727)	(72)	72	(t)	(2,727)
Treasury stock, at cost	(434)	(7)	7	(t)	(434)

Total equity excluding noncontrolling interests	6,233	1,220			6,208
Noncontrolling interests	3,624	—			3,624

Total equity	9,857	1,220			9,832

TOTAL LIABILITIES AND EQUITY	$40,883	$3,678			$44,574

See Notes to Pro Forma Condensed Combined Consolidated Financial Statements.

THE AES CORPORATION AND DPL INC.

NOTES TO PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined consolidated financial statements (the “pro forma financial information”) have been derived from the historical consolidated financial statements of AES and DPL after giving effect to the Acquisition transaction and certain related financing transactions (i.e., borrowings under term loan and revolving credit facility and issuance of notes as discussed in the introductory paragraph), and after applying the assumptions, reclassifications and adjustments described in these notes to the pro forma financial information. The unaudited pro forma condensed combined consolidated statements of operations (“pro forma statements of operations”) for the nine months ended September 30, 2011 and for the year ended December 31, 2010 are presented as if the Acquisition had occurred on January 1, 2010. The unaudited pro forma condensed combined consolidated balance sheet (“pro forma balance sheet”) is presented based on the most recent balance sheets filed with the SEC assuming the Acquisition had occurred on September 30, 2011 as required under Article 11 of Regulation S-X.

Historical financial information has been adjusted in the pro forma financial information to give effect to pro forma events that are: (1) directly attributable to the Acquisition; (2) factually supportable; and (3) with respect to the statements of operations, expected to have a continuing impact on our results of operations (e.g., decreased depreciation and increased amortization expense on acquired tangible and intangible assets). The pro forma statements of operations do not reflect nonrecurring costs resulting from the Acquisition. The majority of acquisition-related nonrecurring costs include costs incurred to secure bridge financing to support the Acquisition, and fees paid to investment banking, legal and accounting professionals. In addition, AES will incur certain nonrecurring costs within the 12-month period following the Acquisition, primarily associated with services provided by investment banking, legal and accounting professionals. The pro forma statements of operations do not include the impact of any revenue, costs or other operating synergies that may result from the Acquisition. The pro forma adjustments presented in the pro forma financial information are described in Note 3—Pro Forma Adjustments.

The pro forma financial information has been prepared using the acquisition method of accounting in accordance with the accounting guidance on business combinations with AES identified as the acquirer. Accordingly, the historical financial information has been adjusted to reflect the impact of the purchase consideration for the Acquisition. Total purchase consideration has been allocated (a process generally referred to as a purchase price allocation) on a preliminary basis in accordance with the accounting guidance for business combinations to assets acquired and liabilities assumed at the acquisition date. The difference between the fair value of these assets and liabilities and the purchase consideration paid has been recorded as goodwill. Adjustments to the purchase price allocation during the measurement period may be up to one year from the date of acquisition. In business combinations, purchase price allocation is often subject to revisions as additional information becomes available and further analyses are performed. Therefore, it is possible that the final purchase price allocation could differ materially from the information presented in this pro forma financial information. Any pro forma adjustments presented in this pro forma financial information are preliminary and for informational purposes only.

DPL has been facing increased competition in both the wholesale generation and Competitive Retail Electric Service (“CRES”) markets. As a result of these competitive changes, the Company is reviewing the expected long-term effects of these newer market conditions. A number of items included in the initial purchase price allocation will likely change as a result of this review process. These items include the value of the generation business related property, plant and equipment, the fair value of the Electric Security Plan1 with its regulated customers, its long-term coal contracts and the 4.9% equity ownership interest in the Ohio Valley Electric Corporation. DPLER, DPL’s wholly-owned CRES provider, will also likely have changes in its initial purchase price allocation for the valuation of its trade name and customer relationships and contracts.

For purposes of determining the estimated fair value of assets acquired and liabilities assumed, AES has applied the accounting guidance for business combinations. For the majority of assets and liabilities in DPL’s

[1]

Electric Security Plan is a rate plan for the supply and pricing of electric generation service applicable to Ohio’s electric utilities under State law. It provides a level of price stability to consumers of electricity as compared to market-based electricity prices. The plan was recognized as an intangible asset since the prices under the plan are higher than market prices charged by competitive retailers or CRES. The fair value of DP&L’s plan was determined based on the difference between the prices under such plan and market prices charged by its CRES provider.

transmission and distribution business, primarily property, plant and equipment, fair value was determined to be their carrying amounts. Such operations are conducted in a regulated environment where the regulatory authority allows a reasonable rate of return on the carrying amount of the regulated asset base. In addition, certain fair value adjustments have been reflected on the pro forma balance sheet with an offsetting regulatory asset or liability based upon the expectation that if these fair value adjustments are realized, a portion of such amounts would be reflected in the future customer rates.

2. PRELIMINARY PURCHASE PRICE ALLOCATION

The preliminary purchase price allocation of the fair value of assets acquired and liabilities assumed has resulted in the identification of indefinite-lived intangible assets and intangible assets subject to amortization, adjustments to the carrying amount of property, plant and equipment and the recognition of goodwill. The preliminary allocation of the purchase price as of September 30, 2011 is given in the table below (in millions):

Cash	$68
Accounts receivable, net	203
Inventory	130
Other current assets	85
Property, plant and equipment, net	2,482
Intangible assets subject to amortization (current and noncurrent)	201
Indefinite-lived intangible assets (current and noncurrent)	58
Regulatory assets(1)	195
Other noncurrent assets(1)	116
Current liabilities excluding the current portion of long-term debt	(235)
Debt	(1,255)
Pension and other postretirement liabilities	(49)
Deferred tax liabilities(2)	(611)
Regulatory liabilities(2)	(137)
Other noncurrent liabilities(2)	(135)
Preferred stock	(19)

Net identifiable assets acquired	1,097
Goodwill	2,389

Purchase price(3)	$3,486

(1)	Included in Other noncurrent assets on the pro forma balance sheet.
(2)	Included in Other long-term liabilities on the pro forma balance sheet.
(3)	Purchase price has been presented net of $68 million subsequently received from Employee Stock Ownership Plan (“ESOP”) of DPL, which was terminated as part of the Acquisition.

3. PRO FORMA ADJUSTMENTS

The adjustments included in the pro forma financial information are as follows:

Adjustments to Historical Financial Presentation

(a) Historical Financial Presentation — Certain reclassifications have been made to the presentation of DPL’s consolidated statements of operations for the nine months ended September 30, 2011 and the year ended December 31, 2010, and consolidated balance sheet at September 30, 2011, to conform to the presentation used in the pro forma financial information. In addition, as permitted by Article 11 of Regulation S-X, certain line items in AES’ and DPL’s historical financial statements have been condensed for purposes of the pro forma financial information presentation. For the year ended December 31, 2010, AES’ historical statement of operations included in the Current Report on Form 8-K filed with the SEC on June 1, 2011 has been adjusted to reflect the disposal of our telecommunication businesses in Brazil. These businesses were presented as discontinued operations for the first time in AES’ historical statements of operations included in our Form 10-Q for the third quarter of 2011 filed with the SEC on November 3, 2011. These businesses were not significant to necessitate the filing of pro forma financial information on a Current Report on Form 8-K. Except for the effect of presenting the Brazil telecommunication businesses as discontinued operations, these adjustments do not have any impact on the historical income from continuing operations after taxes, total assets, total liabilities or equity reported by AES or DPL.

Adjustments to Pro Forma Statements of Operations

(b) Acquisition-related costs — Represents adjustments for the following non-recurring acquisition-related costs:

•	elimination of bridge loan facility fees of $30 million to support the Acquisition included in AES’ historical interest expense for the nine months ended September 30, 2011;

•

elimination of third-party transaction costs of $15 million (primarily for investment banking, accounting and legal fees) included in AES’ historical general and administrative expenses for the nine months ended September 30, 2011; and

•

elimination of third-party transaction costs of $9 million (primarily for investment banking, accounting and legal fees) included in DPL’s historical cost of sales for the nine months ended September 30, 2011.

(c) Depreciation — Represents a reduction in depreciation expense of $18 million and $24 million for the nine months ended September 30, 2011 and the year ended December 31, 2010, respectively, due to the net impact of fair value adjustments to DPL’s generation assets and modifications of their remaining useful lives.

(d) Amortization of intangible assets — Represents amortization of $18 million and $102 million for the nine months ended September 30, 2011 and the year ended December 31, 2010, respectively, on intangible assets subject to amortization recognized in the preliminary purchase price allocation.

(e) Elimination of prior service costs/actuarial losses amortization— Includes the reversal of $3 million and $5 million amortization of prior service costs and actuarial losses included in DPL’s historical statement of operations for the nine months ended September 30, 2011 and the year ended December 31, 2010, respectively.

(f) Interest expense(1) — Includes the following adjustments to the historical interest expense, which were directly attributable to the Acquisition:

•

an increase in interest expense of $27 million and $61 million for the nine months ended September 30, 2011 and the year ended December 31, 2010, respectively, on a $1.05 billion term loan secured in May 2011 by AES;

•

an increase in interest expense of $34 million and $75 million for the nine months ended September 30, 2011 and the year ended December 31, 2010, respectively, on $1.0 billion aggregate principal senior notes issued in June 2011 by AES;

•

an increase in interest expense of $7 million and $8 million for the nine months ended September 30, 2011 and the year ended December 31, 2010, respectively, on temporary borrowings under AES’ existing revolving credit facility to finance the Acquisition;

•

an increase in interest expense of $72 million and $89 million for the nine months ended September 30, 2011 and the year ended December 31, 2010, respectively, on $1.25 billion aggregate principal senior notes issued in October 2011 by a special-purpose subsidiary, which was merged into DPL upon closing of the Acquisition; and

•

a decrease in interest expense of $14 million and $18 million for the nine months ended September 30, 2011 and the year ended December 31, 2010, respectively, due to the accretion of fair value adjustment on DPL’s existing debt.

(g) Income taxes — Represents the income tax effects of pro forma adjustments, which was calculated using an estimated post-acquisition composite statutory income tax rate of 35%. In addition, DPL was amortizing an investment tax credit received in prior years as a reduction of income tax expense in its historical statements of operations. These amounts were eliminated from the historical income tax expense of DPL.

(1)	Interest expense, including premiums and discounts on debt, is not considered in DPL’s rate making process.

Adjustments to Pro Forma Balance Sheet

(h) Property, plant and equipment — Represents the net fair value adjustments to property, plant and equipment of DPL’s generation business.

(i) Intangible assets — Represents indefinite-lived intangible assets of $58 million and intangible assets subject to amortization of $201 million recognized in the preliminary purchase price allocation. Intangible assets subject to amortization primarily include Customer Contracts and Relationships, Electric Security Plan of DPL’s regulated business and certain emission allowances. The expected amortization period of intangible assets subject to amortization is in the range of 1-15 years. Included in intangible assets subject to amortization discussed above is $3 million relating to certain coal contracts held by DPL for which a corresponding regulatory liability has been recorded as such amounts would be returned to customers when these fair value adjustments are realized.

(j) Investments — Represents an adjustment to reflect DPL’s 4.9% equity investment in Ohio Valley Electric Corporation, an electric generating company, at its fair value of $64 million.

(k) Regulatory assets — Represents regulatory asset of $17 million related to the fair value adjustments primarily associated with pension and other postretirement benefits.

(l) Goodwill — Represents goodwill arising from the Acquisition transaction. See Note 2—Preliminary Purchase Price Allocation.

(m) Other noncurrent assets — Represents the capitalization of $10 million of debt issuance costs incurred in connection with the additional borrowings to fund the Acquisition.

(n) Accounts payable and other liabilities — Represents non-recurring acquisition-related costs of $8 million and $17 million, respectively, incurred by AES and DPL subsequent to September 30, 2011. In addition, a liability of $10 million primarily related to certain warrants outstanding at the date of acquisition was recognized.

(o) Long-term debt— Represents an increase of $31 million in the fair value of DPL’s publicly traded debt and the following borrowings made to fund the Acquisition:

•	$1.05 billion term loan under a senior secured credit facility obtained by AES in May 2011;

•	$1.0 billion aggregate principal amount of senior notes issued by AES in June 2011;

•	$254 million temporary borrowings under AES’ existing revolving credit facility; and

•

$1.25 billion from a private offering in October 2011 comprised of $450 million aggregate principal amount of 6.50% senior notes due 2016 and $800 million aggregate principal amount of 7.25% senior notes due 2021 issued by a special-purpose subsidiary, which was merged into DPL upon closing of the Acquisition.

Aggregate purchase consideration of $2,304 million paid by AES was netted against $68 million subsequently received upon termination of DPL’s ESOP. See Note 2—Preliminary Purchase Price Allocation.

(p) Pensions and other postretirement liabilities — Represents adjustments resulting from the purchase price allocation to DPL’s pension plan assets and benefit obligation.

(q) Regulatory liabilities — Represents an increase of $3 million to offset to the fair value adjustments associated with certain coal contracts and emission allowances. These fair value adjustments have been reflected as intangible assets subject to amortization on the balance sheet with an offsetting regulatory liability based upon the expectation that if these fair value adjustments are realized, a portion of such amounts would be returned to customers. See Intangible Assets adjustment above.

(r) Deferred investment tax credit — Represents the elimination of $26 million investment tax credit received by DPL in prior years. This was deferred and being amortized as a reduction to income tax expense in DPL’s historical statements of operations.

(s) Asset retirement obligation — Represents an increase of $5 million in asset retirement obligation to reflect the market discount rate at the date of acquisition.

(t) Equity — Represents adjustments to record DPL’s redeemable preferred stock at fair value and the elimination of DPL’s historical equity accounts.

(u) Deferred income tax liabilities — Represents a decrease of $59 million resulting from the allocation of purchase price to assets acquired and liabilities assumed in the Acquisition. The Acquisition has been considered a nontaxable transaction for ASC 740 purposes. This estimate is based on an estimated prospective statutory tax rate of approximately 36.5% and could change based on finalization of the combined entity’s tax position.